Exhibit 10.29.15

EXECUTION VERSION

AMENDMENT NO. 15 TO

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS AMENDMENT NO. 15 TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 28, 2020, by and between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”). This Amendment amends that certain Amended and Restated Master Repurchase Agreement by and between Buyer and Seller, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

R E C I T A L S

Buyer and Seller have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility. Buyer and Seller hereby agree that the Agreement shall be amended as more fully provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Amendment. Effective as of September 28, 2020, the Agreement is hereby amended as follows:

(a) Article 4.13 of the Agreement is hereby amended by deleting such article in its entirety and replacing it with the following (modified text underlined for review purposes):

4.13 Alternative Rate. If prior to any Payment Date, Buyer determines in its sole discretion that: (i) adequate and reasonable means do not exist for ascertaining One-Month LIBOR, including, without limitation, because One-Month LIBOR is not available or published on a current basis, and such circumstances are unlikely to be temporary; (ii) the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to Buyer, that will continue to provide One-Month LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (iii) mortgage loan financing facilities similar to this facility, currently being executed, or that include language similar to that contained in this Section 4.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace One-Month LIBOR, Buyer shall give prompt notice thereof to Seller, whereupon the Applicable Pricing Rate from the date specified in such notice, which may be the Scheduled Unavailability Date, for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be based on (x) one or more SOFR-Based Rates or (y) another alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such alternative benchmark rates and, in each case, including any mathematical or other adjustments to such benchmark rates giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such benchmark rates, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Buyer from time to time in its sole discretion and may be periodically updated) (any such rate, a “Successor Rate”). Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Buyer, such Successor Rate shall be applied in a manner as otherwise determined by Buyer in its sole discretion. In connection with the implementation of a Successor Rate, Buyer shall have the right to make Successor Rate Conforming Changes, as determined by Buyer in its sole discretion from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Successor Rate Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

(b) Article 14.11(a) of the Agreement is hereby amended by revising the address for notices to Buyer as follows (modified text underlined for review purposes):

If to Buyer:

Bank of America, N.A.

31303 Agoura Road

Mail Code: CA6-917-02-63

Westlake Village, California 91361

Attention: Adam Gadsby, Managing Director

Telephone: (818) 225-6541

Facsimile: (213) 457-8707

Email: Adam.Gadsby@bofa.com

With copies to:

Bank of America, N.A.

One Bryant Park, 11th Floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Director, Mortgage Finance

Telephone: (646) 855-0946

Facsimile: (646) 855-5050

Email: Eileen.Albus@bofa.com

Bank of America, N.A.

One Bank of America Center

150 North College Street

Mail Code: NC1-028-24-02

Charlotte, North Carolina 28255

Attention: Greg Lumelsky, Assistant General Counsel

Telephone: (980) 388-6357

Facsimile: (704) 409-0810

Email: Greg.Lumelsky@bofa.com

(c) Article 14.11(b) of the Agreement is hereby amended by revising the address for emails to Buyer as follows (modified text underlined for review purposes):

If to Buyer:	Eileen.Albus@bofa.com Greg.Lumelsky@bofa.com Adam.Gadsby@bofa.com and Adam.Robitshek@bofa.com

(d) Article 14.14 of the Agreement is hereby amended by deleting such article in its entirety and replacing it with the following (modified text underlined for review purposes):

14.14 Counterparts. This Agreement, the other Principal Agreements, and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and the other Principal Agreements (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(e) Exhibit A of the Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

SOFR: With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the relevant Governmental Authority.

SOFR-Based Rate: SOFR or Term SOFR.

Term SOFR: The forward-looking term rate for any period that is approximately one (1) month in duration (as determined by Buyer) and that is based on SOFR and that has been selected or recommended by the relevant Governmental Authority, in each case as published on an information service as selected by Buyer from time to time in its reasonable discretion.

2.

Condition Precedent. As a condition precedent to the effectiveness of this Amendment, Seller shall remit to Buyer a facility fee attributable to the renewal of the Agreement (the “Renewal Facility Fee”), in accordance with Section 5.1 of the Agreement. The Renewal Facility Fee shall be deemed due, earned and payable in full on the date hereof. Upon early termination of the Agreement, no portion of the Renewal Facility Fee will be refunded to Seller.

3.

Fees and Expenses. The Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 11.7 of the Agreement.

4.

No Other Amendments; Conflicts with Previous Amendments. Other than as expressly modified and amended herein, the Agreement shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Agreement. To the extent any amendments to the Agreement contained herein conflict with any previous amendments to the Agreement, the amendments contained herein shall control.

5.	Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

6.

Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, after giving effect to this Amendment, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

7.

Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law which shall govern). All legal actions between or among the parties regarding the Agreement, including, without limitation, legal actions to enforce the Agreement or because of a dispute, breach or default of the Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledge and agree that venue in such courts shall be convenient and appropriate for all purposes.

8.

Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

9.

Counterparts. This Amendment and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

[signature pages follow]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above. Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within three (3) days after the date hereof.

BANK OF AMERICA, N.A.	LOANDEPOT.COM, LLC

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Amendment No. 15 to A&R MRA (BANA/loanDepot)